EXHIBIT 10.1
                         KEYSTONE HERITAGE GROUP, INC.
                                    1995 10K

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT made this 1st day of March, 1987 effective January 1, 1987 by and between the Lebanon Valley National Bank of Lebanon, Pennsylvania (hereinafter referred to as "Bank") and Albert B. Murry (hereinafter referred to as "Executive")

                                WITNESSETH THAT:

     WHEREAS, Executive has been employed by Bank and is presently serving as its President and Chief Executive Officer; and

     WHEREAS, Bank wishes to assure itself of the continued services of Executive during the period and on the terms and conditions hereinafter set forth; and

     WHEREAS, Executive is willing to serve the Bank on a full time basis during such period on such terms and conditions.

     NOW, THEREFORE, in consideration of the promises hereinafter set forth, it is mutually agreed as follows:

     1. Except as otherwise provided in paragraph 2 below, Bank shall employ Executive as its Chief Executive officer or in any capacities as may from time to time be specified by the Board of Directors, provided that such duties shall be consistent with Executive's current status as Bank's Chief Executive Officer. Said employment shall be continuous and on a full time basis for the period beginning January 1, 1987 and ending on December 31, 1989. On the last day of each month this Agreement shall automatically be extended for an additional month so that there

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is always a three year contract in effect.  Unless sooner terminated pursuant to paragraph 2, below, Bank may terminate this Agreement at any time by giving Executive 36 month's written notice of the effective date of said termination. Executive accepts such employment and agrees that during such period he will devote his best efforts, and his full business time and attention (except for normal vacation periods or illness) to the performance of such duties for the Bank as may be assigned to him from time to time by the Bank.

     2. Notwithstanding the provisions of paragraph 1 above, this contract shall terminate under the following additional conditions:

          a. Upon the death of Executive.

          b. Mental or physical disability of Executive which prevents him from performing his normal duties for a period in excess of six (6) months.

          c. At the option of Executive by giving six (6) months written notice to Bank of his intent to resign or retire provided, however, that in the event that Executive gives such notice, Bank shall have the option of terminating this Agreement by giving Executive two (2) months written notice of its intent to accelerate the termination date.

          d. At the option of Bank if Executive is convicted of a crime involving moral turpitude involving actions not related to his employment or is charged with a criminal offense arising out of his employment. Termination shall become effective two (2) weeks after written notice to Executive of Bank's intent to

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terminate this Agreement pursuant to this  subparagraph.  In the event that this
Agreement is terminated as the result of charges against Executive, it shall be reinstated retroactively in the event that said charges are dismissed.

          3. Beginning January 1, 1987 and continuing through December 31, 1987, Bank will pay to Executive a base salary at the annual rate of One Hundred Twenty-Two Thousand Dollars ($122,000.00) payable in bimonthly installments. No later than January 31 of each year of the term of this Agreement, Bank shall review and give consideration to the increase of the annual rate of Executive's base salary effective the preceding January 1 during the period of his full time employment. In making such a determination, Bank shall consider the Consumer Price Index, salary increases given to other employees and officers of Bank, salaries of chief executive officers of peer group banking institutions as well as the net profits of Bank in the preceding year. The base salary in effect during the preceding calendar year shall remain in effect until the termination of this Agreement as provided herein unless increased pursuant to this paragraph.

          4. In addition to the base salary provided herein, Executive shall be entitled to such bonuses and other benefits as are made available to the other officers and employees of Bank other than severance pay.

          5. Executive may elect to defer a portion of his annual base salary pursuant to a deferred compensation plan between Executive and Bank adopted on December 18, 1983.

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          6. During the term of this Agreement or any extension thereof,  or for two years immediately following termination of this Agreement, Executive shall not engage in the banking business as the employee or consultant of a bank or savings and loan association or the parent company of a wholly owned subsidiary bank or savings and loan association which has an office in the following counties of Pennsylvania: Lebanon, Dauphin, Schuylkill, Berks and Lancaster.

          7. This Agreement shall be binding upon the parties hereto, their heirs, successors and assigns and shall not be modified except in writing signed by all of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                                 LEBANON VALLEY NATIONAL BANK
/s/ Ernestine Batdorf                   By: /s/ Elvin H. Spitler
----------------------------            ---------------------------------
Assistant Secretary                     Chairman of the Board

WITNESS:
/s/ Glynnis M. Kofler                   /s/ Albert B. Murry
----------------------------            ---------------------------------
                                        Albert B. Murry